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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2007

PINNACLE FOODS GROUP INC.

(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 333-118390

Delaware (State or other jurisdiction of incorporation)	94-3303521 (I.R.S. Employer Identification No.)

1 Old Bloomfield Avenue
Mt. Lakes, New Jersey 07046
(Address of principal
executive offices, including Zip Code)

Registrant's telephone number, including area code (973) 541-6620

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        / /    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        / /    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        / /    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        / /    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

        On February 10, 2007, Crunch Holding Corp. ("Crunch Holding"), our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC ("Peak Holdings"), a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp. ("Peak Acquisition"), a wholly owned subsidiary of Peak Holdings, and Peak Finance LLC, an indirect wholly owned subsidiary of Peak Acquisition, along with its wholly-owned subsidiary, Pinnacle Foods Finance Corp., providing for the acquisition of Crunch Holding. Immediately prior to the closing, Crunch Holding will contribute all the outstanding shares of capital stock of its wholly owned subsidiary, Pinnacle Foods Group Inc., to a newly-formed Delaware limited liability company ("Pinnacle Foods Finance LLC"). At the closing, Peak Acquisition will merge with and into Crunch Holding, with Crunch Holding as the surviving corporation (the "Merger"), and Peak Finance LLC will merge with and into Pinnacle Foods Finance LLC, with Pinnacle Foods Finance LLC as the surviving entity. As a result of the Merger, Crunch Holding will become a wholly owned subsidiary of Peak Holdings.

        Unless the context requires otherwise, "Pinnacle," the "Company," "we," "us" and "our" refers to Pinnacle Foods Finance LLC and the entities that will be its consolidated subsidiaries (including Pinnacle Foods Group Inc., or "PFGI"), which will include all of Pinnacle's existing operations, after consummation of the Transactions described herein.

        The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Transactions.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

        This Current Report on Form 8-K contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects" or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements made relating to the Transactions described in this Current Report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

        Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed below and elsewhere in this Current Report, as well as in our most recent Annual Report on Form 10-K, including, without limitation, in conjunction with the forward-looking statements included in this Current Report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise required by law.

        As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Our Company

        We are a leading manufacturer, marketer and distributor of high-quality, branded food products (both dry and frozen foods). Our major brands hold leading market positions in their respective retail categories and enjoy high consumer awareness. The vast majority of our brands has been in existence for at least 50 years and collectively penetrate 81% of U.S. households. Targeted consumer marketing, product innovation, experienced management and strategic acquisitions together have helped us create and grow a diverse brand portfolio. Our products are sold through a combination of a national sales broker, regional sales brokers and a direct sales force that reaches supermarkets, grocery wholesalers and distributors, convenience stores, super centers, mass merchandisers, drug stores, warehouse clubs, quick-serve restaurants and other alternative channels in the United States. We also have a growing presence in Canada and Mexico.

Strategy

        We intend to profitably grow our business through the following strategic initiatives:

Build Brands Through a Better Balanced Business Model

        We believe that a business model that more appropriately balances trade support and consumer advertising and marketing will strengthen our brands and enhance sales for us and our customers. Our overall combined trade and consumer marketing spending is planned to increase annually. However, we plan to slowly shift a portion of our funds that we have historically spent on trade support to targeted consumer advertising and marketing. Our strategy is to further drive demand for our brands through developing better consumer insight, which we believe will lead to more effective consumer advertising and will allow us to strategically target our additional consumer advertising and marketing spending. In order to optimize the advertising and consumer spending, we have hired three new advertising agencies to develop enhanced brand positionings, as well as more effective advertising and media placement.

Increase Innovation Capability and Successfully Launch New Items

        We believe that our new product innovation will continue to drive incremental sales growth and market share gains. We are enhancing our new product execution through improved consumer testing and a more disciplined product launch model. We are also forming a Multi-Functional Innovation Team focused on creating new ideas to generate incremental sales and earnings through new platforms and expansion into adjacent categories. We expect this team will enhance our capability to develop a pipeline of ideas to drive organic growth.

Strengthen Sales Execution and Expand Channel Penetration

        We are continuously upgrading our sales execution by leveraging our national sales broker relationship and our direct sales force representation and by identifying underserved markets. We intend to continue to grow our business with our largest customers through improved in-store promotions, innovative new product offerings and expanded distribution. We are pursuing new opportunities to expand our presence in alternative channels such as dollar stores, club stores and mass merchandisers. An example of this strategy is our recent success in attaining new distribution of select brands in a major mass merchandiser with additional opportunity for growth. We also continue to develop our footprint in the foodservice channel, Canada and Mexico, where we believe there are significant opportunities for growth.

Sustain Focus on Supply Chain Cost Reduction and Operational Excellence

        Since January 2005, we have made a sustained effort to close and consolidate facilities while rationalizing our warehouse and transportation network. In connection with these efforts, we have closed three plants and fourteen warehouses. We have been successful in reducing inventories, improving customer service metrics and lowering warehouse and transportation costs. We believe we can continue to drive cost efficiencies through a focus on:

  •
  reduction in raw materials and packaging costs through yield and purchasing program improvements;

  •
  continued reduction in manufacturing conversion costs through a reduction in overhead and direct and indirect labor costs through lean initiatives; and

  •
  continued reduction in warehousing and transportation costs through further warehouse consolidation and in-house transportation management.

Evaluate Targeted Strategic Acquisition Opportunities

        In addition to realizing organic revenue and earnings growth in our existing businesses and cost savings that leverage our current infrastructure, we will continue to evaluate targeted, value-enhancing acquisition opportunities that complement our current portfolio. These acquisitions will be evaluated using the following criteria:

  •
  brands with leading market positions and attractive and sustainable margins;

  •
  in adjacent or identifiable growth categories; and

  •
  allowing us to leverage existing capabilities in marketing, sales, manufacturing and/or logistics.

        We have demonstrated our ability to identify and successfully integrate value-enhancing acquisitions, and we believe our capabilities will be further enhanced with the support of Blackstone and the newly appointed Board of Directors.

The Transactions

        On February 10, 2007, Crunch Holding Corp. ("Crunch Holding"), our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC ("Peak Holdings"), a Delaware limited liability company controlled by affiliates of The Blackstone Group ("Blackstone"), Peak Acquisition Corp. ("Peak Acquisition"), a wholly owned subsidiary of Peak Holdings, and Peak Finance LLC, an indirect wholly owned subsidiary of Peak Acquisition, providing for the acquisition of Crunch Holding. Under the terms of Agreement and Plan of Merger, the purchase price for Crunch Holding will be $2,162.5 million in cash plus an amount equal to the aggregate exercise prices of vested options less the amount of indebtedness of Crunch Holding and its subsidiaries outstanding immediately prior to the closing and certain transaction costs, subject to purchase price adjustments based on the balance of our working capital and indebtedness as of the closing. Pursuant to the Agreement and Plan of Merger, immediately prior to the closing, Crunch Holding will contribute all the outstanding shares of capital stock of its wholly owned subsidiary, Pinnacle Foods Group Inc., to a newly-formed Delaware limited liability company, Pinnacle Foods Finance LLC. At the closing, Peak Acquisition will merge with and into Crunch Holding, with Crunch Holding as the surviving corporation (the "Merger"), and Peak Finance LLC will merge with and into Pinnacle Foods Finance LLC, with Pinnacle Foods Finance LLC as the surviving entity. As a result of the Merger, Crunch Holding will become a wholly owned subsidiary of Peak Holdings.

        Investment funds associated with Blackstone and certain members of management will invest approximately $443.8 million in our business as part of the Transactions (as defined below). As described below, certain of our executive officers, directors and other members of management will also participate in the equity of our business in connection with the Transactions. These executive officers, directors and other members of management are referred to herein as the "management participants." Our chairman and our chief executive officer have advised us that they intend to invest $3.0 million and up to $1.2 million, respectively, to acquire equity interests in Peak Holdings. In addition, each will be awarded equity interests in Peak Holdings under our equity incentive plans, subject to future vesting conditions. We expect other selected members of our senior management team will re-invest at least 50% of their after-tax proceeds from the Transactions in Peak Holdings and will receive equity incentive awards, subject to future vesting conditions. Investment funds and other entities associated with Blackstone and the management participants together are referred to as the "Equity Investors." These funds will be invested by the Equity Investors directly or indirectly in Peak Holdings, which will cause these funds to be contributed through its direct and indirect subsidiaries to the Company. We also expect other of our managers to participate in the equity of our parent companies through equity ownership or option holdings.

        In connection with the Merger, we expect to repay the indebtedness under our existing senior secured credit facilities, repurchase Pinnacle's outstanding 8.25% senior subordinated notes due 2013 tendered pursuant to a tender offer and consent solicitation (the "8.25% notes tender offer"), repay certain other indebtedness and pay related fees and expenses.

        The Merger, the repayment of indebtedness and the payment of related fees and expenses will be financed with proceeds of $1,175.0 million in term loans under our new senior secured credit facilities, the issuance of $650.0 million aggregate principal amount of notes (the "new notes") and the equity investment described above.

        The Merger, the equity investment, the initial borrowings under our new senior secured credit facilities, the new notes, the repayment of our existing senior secured credit facilities, the 8.25% notes tender offer and the payment of related premiums, fees and expenses are collectively referred to herein as the "Transactions."

Sources and Uses

        The following table illustrates the estimated sources and uses of funds relating to the Transactions, as if the Transactions had occurred on December 31, 2006. The actual amounts set forth in the table and in the accompanying footnotes are subject to final purchase price adjustments and may differ at the time of the consummation of the Transactions as a result of several factors, including differences from our estimate of fees and expenses, any changes made to the sources of the contemplated debt financings, the tender of less than all of the 8.25% notes tender offer, and the amount of our working capital.

(in millions)
Sources
Existing cash	$9.6
Senior secured credit facilities(1):
Revolving credit facility	—
Term loan B facility	1,175.0
New notes	650.0
Common equity contribution(2)	443.8

Total Sources	$2,278.4

Uses
Purchase price(3)	$1,233.3
Repayment of existing indebtedness(4)	929.0
Estimated fees and expenses(5)	81.7
Tender fees for existing senior subordinated notes(6)	34.4

Total Uses	$2,278.4

(1)
Upon the closing of the Transactions, we will enter into new senior secured credit facilities, consisting of a (a) $125.0 million revolving credit facility with a six-year maturity, to be undrawn on the closing date of the Transactions except that we may draw up to $10.0 million to fund working capital adjustments or expenses related to the Transactions and (b) $1,175.0 million term loan facility with a seven-year maturity, which is expected to be fully drawn on the closing date.

(2)
Represents equity to be contributed by the Equity Investors. The amount of each Equity Investor's equity contribution may be increased or reduced based on the estimated and final purchase price adjustments related to the amount of our working capital and indebtedness as of the closing date of the Merger.

(3)
Reflects the amount of total consideration to be paid to holders of outstanding shares of Crunch Holding Corp.'s capital stock and holders of vested options to acquire Crunch Holding Corp.'s capital stock. The final purchase price is subject to estimated and final purchase price adjustments based on the amount of our working capital and indebtedness as of the closing date of the Merger.

(4)
Reflects the amount of our existing indebtedness to be repaid and consists of $521.2 million of outstanding borrowings under our existing senior credit facilities, $394.0 million in aggregate principal amount of the 8.25% notes, $12.0 million of accrued and unpaid interest relating to indebtedness to be repaid in the Transactions and $1.9 million for the settlement of an interest rate swap. These amounts assume that all of the 8.25% notes are validly tendered and not withdrawn by March 21, 2007 and accepted for payment in the 8.25% notes tender offer.

(5)
Reflects our estimate of fees and expenses associated with the Transactions, including fees to be paid to affiliates of Blackstone at the closing under the advisory agreement with Blackstone.

(6)
Reflects our estimate of the tender premium and consent payment, but excludes accrued interest, in connection with the 8.25% notes tender offer. Assumes all of the 8.25% notes are validly tendered and not withdrawn prior to March 21, 2007, and accepted for payment in the 8.25% notes tender offer.

Risk Factors

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness.

        After completing the Transactions, we will be highly leveraged. On a pro forma basis as of December 31, 2006, our total indebtedness would have been approximately $1,825.0 million. We also would have had an additional $115 million available for borrowing under our revolving credit facility (after giving effect to approximately $10 million of outstanding letters of credit). The following chart shows our level of indebtedness on a pro forma basis as of December 31, 2006 after giving effect to the Transactions:

(in millions)
Senior secured credit facilities(1)
Revolving credit facility	$—
Term loan B facility	1,175.0
New notes	650.0

Total(2)	$1,825.0

(1)
Upon the closing of the Transactions, we will enter into new senior secured credit facilities, consisting of a (a) $125.0 million revolving credit facility with a six-year maturity, to be undrawn on the closing date of the Transactions except that we may draw up to $10.0 million to fund working capital adjustments or expenses related to the Transactions and (b) $1,175.0 million term loan facility with a seven-year maturity, which is expected to be fully drawn on the closing date.

(2)
Excludes capital lease obligations and notes payable of $0.4 million.

        Our high degree of leverage could have important consequences for you, including:

  •
  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities. On a pro forma basis as of December 31, 2006, our total variable rate indebtedness would have been $1,175.0 million. An increase of 1.0% in the interest rates payable on our variable rate indebtedness would increase annual debt-service requirements by approximately $11.8 million;

  •
  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

        Our pro forma cash interest expense for the year ended December 31, 2006 would have been $160.3 million.

We may not be able to achieve all of our expected cost savings.

        We have identified potential annual cost savings of approximately $20.4 million that are reflected in our pro forma Adjusted EBITDA. We cannot assure you, however, that we will continue to realize cost savings relating to efficiency measures we have already implemented, that we will be able to achieve our other expected cost savings opportunities, that any identified savings will be achieved in a timely manner or that other unexpected costs will not offset any savings we do achieve.

        In addition to cost savings, in calculating pro forma Adjusted EBITDA, we have included additional adjustments that relate to the efficiency of our operations, including a $2.4 million adjustment relating to a portion of the lost earnings for the Lenten season in 2006 at the time of the transfer of our prepared seafood production from Erie, Pennsylvania to Jackson, Tennessee.

        We may not achieve the cost savings we anticipate, and we may not continue to receive the benefits of the production and distribution efficiencies we implemented before the consummation of the Transactions. In addition, our cost savings and production and distribution efficiencies may be adversely affected by lower sales volumes.

        Our failure to achieve our expected annual cost savings could have a material adverse effect on our financial condition and results of operations.

Unaudited Pro Forma Condensed Consolidated Financial Information

        The following unaudited pro forma condensed consolidated financial information of Pinnacle Foods Finance LLC is based on the audited consolidated financial statements of Pinnacle Foods Group Inc., as adjusted to illustrate the estimated pro forma effects of the acquisition of the Armour Business and the Merger and related financing transactions. The unaudited pro forma condensed consolidated financial information of Pinnacle Foods Finance LLC should be read in conjunction with the consolidated financial statements and related notes.

        The unaudited condensed consolidated pro forma balance sheet gives effect to the Transactions as if they had occurred on December 31, 2006. The unaudited condensed consolidated pro forma statement of operations gives effect to the acquisition of the Armour Business and the Transactions as if they had occurred on December 26, 2005 (the first date of fiscal 2006).

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. However, as of the date hereof, we have not performed the valuation studies necessary to estimate the fair values of the assets we will acquire and the liabilities we will assume and the related allocation of purchase price.

        The Merger will be accounted for, and is presented in the unaudited pro forma condensed consolidated financial information using, the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations." Under these standards, the excess of the purchase price over net assets acquired and liabilities assumed is recorded as goodwill. However, with limited exceptions, the pro forma adjustments do not reflect our preliminary estimates of the purchase price allocation related to the Merger, which will be reflected upon finalization of appraisals and other valuation studies that we will arrange to obtain. For purposes of computing pro forma adjustments, we have assumed that historical values of current assets acquired and current liabilities assumed reflect fair value. The pro forma balance sheet does not include any fair value adjustments for inventories, plant assets, tradenames, customer contracts and relationships, or other identifiable intangible assets because we have not completed the appraisal process. Ultimately, a portion of the purchase price may be allocated to these assets and to deferred tax assets and liabilities, and the amounts may be material. Purchase price allocated to inventories would increase cost of products sold after the consummation of the Merger. Purchase price allocated to plant assets, tradenames, customer contracts and relationships, or other identifiable intangible assets would result in additional depreciation and amortization expense after the consummation of the Transactions. These effects are not included in the unaudited pro forma statement of operations and may be material.

        The pro forma adjustments do not include all adjustments to deferred tax assets or liabilities. The structure of the Transactions and certain elections that we may make in connection with the Merger and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.

        The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the acquisition of the Armour Business and the Transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

        In addition, the unaudited pro forma condensed consolidated financial information does not give effect to certain of the adjustments to our EBITDA, as presented in note 3 to the table set forth below under the caption "Historical and Pro Forma EBITDA." In addition, this unaudited pro forma condensed consolidated financial information does not give effect to certain one-time expenses we expect to incur in connection with the Transactions, such as the following:

  •
  non-recurring charges to earnings that will occur prior to the Transactions totaling $65.1 million, including charges related to the write-off of deferred financing costs, the write-off of the unamortized historical premium on the existing 8.25% notes, the cost of repurchasing the existing 8.25% notes and the cost of non-cash stock compensation due to the acceleration of vesting of existing stock options; and

  •
  a non-recurring charge to earnings totaling $6.3 million that will occur after the Transactions related to bridge financing and other fees that will be expenses when the new notes are issued and bridge financing is not used.

        See note (b) to the unaudited condensed consolidated pro forma statement of operations.

Pinnacle Foods Finance LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006
(in thousands)

	As Reported Year Ended December 31, 2006	Adjustments for the Armour Acquisition (a)	Pro Forma for the Armour Acquisition	Adjustments for the Transactions (b)		Pro Forma for the Armour Acquisition and the Transactions (h)(i)
Net sales	$1,442,256	$29,794	$1,472,050	$—		$1,472,050

Costs and expenses
Cost of products sold	1,122,646	25,090	1,147,736	216	(c)	1,147,952
Marketing and selling expenses	103,550	1,273	104,823			104,823
Administrative expenses	52,447	84	52,531	(4,330)	(d)	48,201
Research and development expenses	4,037	70	4,107			4,107
Goodwill impairment charge	—	—	—	—		—
Other expense (income), net	14,186	668	14,854	—		14,854

Total costs and expenses	1,296,866	27,185	1,324,051	(4,114)		1,319,937

Earnings before interest and taxes	145,390	2,609	147,999	4,114		152,113
Interest expense	86,615	2,071	88,686	78,089	(e)	166,775
Interest income	1,247	—	1,247	(1,247)	(f)	—

Earnings (loss) before income taxes	60,022	538	60,560	(75,222)		(14,662)
Provision for income taxes	26,098	82	26,180	5,966	(g)	32,146

Net earnings (loss)	$33,924	$456	$34,380	$(81,188)		$(46,808)

Pinnacle Foods Finance LLC

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands)

  (a)
  Reflects the results of operations for the Armour Business from the beginning of fiscal 2006 through the date of merger, March 1, 2006, including pro forma adjustments related to the allocation of the purchase price and related financing of the acquisition of the Armour Business.

  (b)
  With limited exceptions, the pro forma adjustments do not reflect our preliminary estimates of the purchase price allocation related to the Merger, which will be reflected upon finalization of appraisals and other valuation studies that we will arrange to obtain. For purposes of computing pro forma adjustments, we have assumed that historical values of current assets acquired and current liabilities assumed reflect fair value. The pro forma balance sheet does not include any fair value adjustments for inventories, plant assets, tradenames, customer contracts and relationships, or other identifiable intangible assets because we have not completed the appraisal process. Ultimately, a portion of the purchase price may be allocated to these assets and to deferred tax assets and liabilities, and the amounts may be material. Purchase price allocated to inventories would increase cost of products sold after the consummation of the Merger. Purchase price allocated to plant assets, tradenames, customer contracts and relationships, or other identifiable intangible assets would result in additional depreciation and amortization expense after the consummation of the Merger. These effects are not included in the unaudited pro forma statement of operations and may be material.

    The pro forma statement of operations data do not reflect the non-recurring charges to earnings that will occur prior to the Transactions, which total $65,066. These charges include: $26,049 for the non-cash write-off of deferred financing costs; $5,360 for the non-cash gain for the write-off of the unamortized historical premium on the existing 8.25% notes; $34,377 for repurchasing our existing 8.25% notes; and an estimated $10,000 for non-cash stock compensation due to the acceleration of vesting of existing stock options.

    Additionally, the pro forma statement of operations data do not reflect the non-recurring charge to earnings totaling $6,349 that will occur after the Transactions related to bridge financing and other fees that will be expenses when the new notes are issued and bridge financing is not used.

    The pro forma statement of operations data do not reflect the effects of all anticipated cost savings and any related one-time costs to achieve those cost savings.

  (c)
  Reflects the elimination of the amortization of the unrecognized actuarial losses of our defined benefit pension plan of $338, offset by the elimination of the amortization of the unrecognized actuarial gains of our postretirement benefit plan $122 as a result of the application of purchase accounting.

  (d)
  Reflects the net reduction in administrative expenses as a result of the termination of certain contracts with our former equity sponsors and other parties pursuant to the Merger and entering into a new advisory contract with Blackstone.

Termination of employment contract with our chairman upon the closing of the Transactions(1)	$(3,226)
Termination of agreement with Fairmont Aviation(2)	(2,750)
Termination of operating lease agreement with Barrington Properties(3)	(104)
Termination of management agreement with the 2003 Sponsors	(750)

Subtotal reductions	(6,830)
New advisory services contract with Blackstone	2,500

Net reductions in administrative expenses	$(4,330)

    (1)
    This adjustment is preliminary and is subject to change upon finalization of agreement with new chairman.

    (2)
    Represents the termination of an agreement pursuant to which we use an aircraft owned by a company indirectly owned by our chairman upon the closing of the Transactions. See note 14 of our audited consolidated financial statements.

    (3)
    Represents the termination of a lease agreement pursuant to which we lease office space owned by a party related to our chairman upon the closing of the Transactions. See note 14 of our audited consolidated financial statements.

  (e)
  Reflects pro forma interest expense resulting from our new debt structure using the applicable LIBOR rates as follows:

Term loan facilities and new senior notes and senior subordinated notes(1)	$159,638
Commitment fees(2)	625

Total pro forma cash interest	160,263
Amortization of capitalized debt issuance costs(3)	6,512

Total pro forma interest	166,775
Less: historical interest expense	(86,615)
Less: pro forma interest expense related to the financing of the Armour transaction(4)	(2,071)

Total pro forma interest expense adjustment	$78,089

    (1)
    Reflects pro forma interest expense based on an assumed blended interest rate of 8.75%.

    (2)
    Reflects pro forma commitment fees of 0.50% on an estimated $125,000 average available balance under the revolving credit facility.

    (3)
    Reflects non-cash amortization of capitalized debt issuance costs. These costs are expected to be amortized over the term of the related facilities.

    (4)
    Reflects pro forma interest expense on the debt used to finance the Armour transaction from the first day of fiscal 2006 through the date of the merger (March 1, 2006).

  (f)
  Reflects the elimination of historical interest income of $1,247.

  (g)
  Reflects additional deferred income tax expense related to the amortization of goodwill for tax purposes in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 109 "Accounting for Income Taxes."

  (h)
  Pro forma depreciation and amortization for fiscal 2006 was $43,718. Depending upon our final purchase price allocation and additional purchase price, if any, allocated to plant assets, tradenames, customer contracts and relationships, or other identifiable intangible assets, depreciation and amortization expense could increase.

  (i)
  Earnings before interest and taxes in the unaudited pro forma condensed consolidated statement of operations above does not include the following material adjustments, all of which represent permitted adjustments in calculating covenant compliance under the new senior notes and senior subordinated notes and the new senior secured credit facilities:

Inventory step-up flow-through	$4,760
Non-cash equity-related compensation charges	3,315
Acquisition-related costs	2,731
Intangible and other asset impairments	5,480
Plant consolidation (Omaha and Erie)	1,309
Advisory services contract with Blackstone	2,500
Annualized cost savings from plant closures and other manufacturing efficiency improvements	10,900
Annualized cost savings from distribution efficiency improvements	6,000
Cost of seafood plant transition	2,400
Cost of former management compensation(1)	1,320
Anticipated Blackstone Procurement Program cost savings	3,500

Impact on earnings before interest and taxes	$44,215

    (1)
    Represents an additional (non-contractual) reduction in expenses as a result of the termination of our former chairman's employment upon closing of the Transactions. Includes termination of support and administrative staff and office operating expenses.

Pinnacle Foods Finance LLC

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of December 31, 2006
(in thousands)

	As Reported Year Ended December 31, 2006	Adjustments for the Transactions			Pro Forma for the Transactions
Current assets:
Cash and cash equivalents	$12,337		$(9,646	)(a)	$2,691
Accounts receivable, net	85,583		—		85,583
Inventories, net	178,300		—		178,300
Other current assets	4,496		—		4,496
Deferred tax assets	1,838		—		1,838

Total current assets	282,554		(9,646)		272,908
Plant assets, net	253,387		—		253,387
Trade names	797,582		—		797,582
Other assets, net	56,397		55,841 (26,049 (6,349	(a) )(b) )(c)	79,840
Goodwill	402,161		(402,161	)(b)	—
Unallocated excess purchase price	—		1,265,145	(b)	1,265,145

Total assets	$1,792,081		$876,781		$2,668,862

Current liabilities:
Current portion of long-term obligations
Existing capital leases	$123	$			$123
New term loan facilities			11,750	(a)	11,750
Notes payable	210		—		210
Accounts payable	57,543		—		57,543
Accrued trade marketing expense	37,152		—		37,152
Accrued liabilities	81,248		(11,968	)(a)	69,280
Accrued income taxes	1,042		—		1,042

Total current liabilities	177,318		(218)		177,100
Long-term debt
Existing term loan facilities	521,187		(521,187	)(a)	—
Existing senior subordinated notes	394,000		(394,000	)(a)	—
Unamortized premium on existing senior subordinated notes	5,360		(5,360	)(b)	—
Existing capital leases	83				83
New term loan facilities	—		1,163,250	(a)	1,163,250
New notes	—		650,000	(a)	650,000
Pension and other postretirement benefits	16,109		3,854 (1,862	(b) )(b)	18,101
Other long-term liabilities	1,962		(1,882	)(a)	80
Deferred tax liabilities	237,707		(14,910	)(b)	222,797

Total liabilities	1,353,726		877,685		2,231,411
Commitments and contingencies
Shareholder's equity:	438,355		(904	)(c)	437,451

Total liabilities and shareholder's equity	$1,792,081		$876,781		$2,668,862

Pinnacle Foods Finance LLC

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(in thousands)

(a)
The following table sets forth the estimated sources and uses of cash in the Transactions, assuming they had occurred on December 31, 2006.

Sources:
Existing cash	$9,646
New senior secured term loan facility(1)	1,175,000
New senior secured revolving credit facility(2)	—
New notes	650,000
Cash equity(3)	443,800

Total sources	$2,278,446
Uses:
Purchase price(4)	$1,233,257
Repayment of existing indebtedness(5)	929,037
Debt issuance costs(6)	55,841
Other transaction costs and expenses(7)	25,934
Tender fees for existing senior subordinated notes(8)	34,377

Total uses	$2,278,446

  (1)
  Reflects our new senior secured term loan facility in an aggregate principal amount of $1,175,000, with a maturity of seven years, which we expect to borrow in full on the closing date. Our new senior secured term loan will require scheduled quarterly payments of 0.25% on the original principal amount for the first six years and three quarters, with the balance payable in the final quarterly installment. On a pro forma basis as of December 31, 2006, the current portion of the new senior secured term loan was $11,750.

  (2)
  Reflects our new $125,000 senior secured revolving credit facility, to be undrawn at the closing of the Transactions except that we may draw up to $10,000 million to fund working capital adjustments or expenses related to the Transactions.

  (3)
  Reflects new cash equity investments to be made by the Equity Investors.

  (4)
  Reflects the enterprise value stipulated in the Merger Agreement of $2,162,500, including existing indebtedness (including capital leases which will not be repaid) and accrued interest as of December 31, 2006, and is subject to certain post-closing adjustments.

  (5)
  Reflects the face amount of our existing indebtedness plus accrued interest as of December 31, 2006 as well as other long-term liabilities representing a mark-to-market adjustment on our interest rate swap contract.

Existing senior secured credit facilities	$521,187
Existing senior subordinated notes	394,000
Accrued interest on existing debt	11,968
Mark-to-market adjustment on interest rate swap	1,882

$929,037

  (6)
  Reflects our estimate of fees and expenses associated with the debt financing of the Transactions, including fees paid in connection with our bridge financing commitments, a portion of the transaction fees to be paid to Blackstone and advisors and professional fees related to the Transactions. Included in the total estimated amount are $49,492 of capitalized debt issuance costs recorded in other assets and $6,349 related to bridge financing and other fees that we will expense.

  (7)
  Reflects our estimate of other non-amortizable fees and expenses associated with the Transactions including advisory fees, a portion of the transaction fees to be paid to Blackstone and advisors, professional fees and other transaction costs.

  (8)
  Reflects our estimate of the tender premium and consent payment, but excluding accrued interest, in connection with the tender offer.

(b)
Reflects the preliminary estimated excess of purchase price over the fair values of assets acquired and liabilities assumed as a result of the following assumed purchase price allocation:

Purchase price	$2,162,500
Direct acquisition costs	25,934

Total purchase price	2,188,434
Existing indebtedness, including $206 of assumed capital leases	(929,243)

Purchase price after repayment of existing indebtedness	1,259,191
Historical equity	438,355
Less: pre-closing transactions(1)	(55,066)

Historical equity, as adjusted	383,289
Initial excess of historical equity, as adjusted, over purchase price	875,902
Deferred taxes(2)	(14,910)
Recognition of the unrecognized losses of the defined benefit pension plan	3,854
Recognition of the unrecognized gains of the post-retirement benefit plan	(1,862)
Historical goodwill	402,161

Unallocated excess purchase price	$1,265,145

  (1)
  Reflects the following pre-closing transactions:

Write-off of existing deferred financing costs	($26,049)
Write-off of the bond premium related to existing senior subordinated notes	5,360
Expenses associated with the tender fees for existing senior subordinated notes	(34,377)

$(55,066)

  (2)
  Reflects elimination of historical deferred tax liabilities applicable to tax-deductible goodwill. The pro forma adjustments do not include all adjustments to deferred tax assets or liabilities. The structure of the Merger and certain elections that we may make in connection with the Merger and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.

(c)
Reflects the net adjustment to invested equity as follows:

Assumed equity contribution	$443,800
Historical invested equity	(438,355)
Write-off of bridge financing and other fees	(6,349)

Total pro forma adjustment to shareholders' equity	$(904)

Historical and Pro Forma EBITDA

	Successor
							Pro Forma
	5 weeks ended December 28, 2003(1)	36 weeks ended July 31, 2004	21 weeks ended December 26, 2004	52 weeks ended December 26, 2004(2)	Fiscal year ended December 25, 2005	Fiscal year ended December 31, 2006	Fiscal year ended December 31, 2006
	(in thousands)
Net earnings (loss)	$(16,299)	$(83,913)	$(24,706)	$(92,320)	$(43,176)	$33,924	$(46,808)
EBITDA(3)	(15,345)	(36,580)	27,927	6,751	66,006	187,577	195,831
Adjusted EBITDA(3)				135,221	151,779	210,260	240,046
	Successor
	Pro Forma
	December 31, 2006
Pro Forma Credit Statistics:
Cash interest expense(4)	$160,263
Capital Expenditures	26,202
Ratio of Adjusted EBITDA to cash interest expense	1.5	x
Ratio of Adjusted EBITDA minus capital expenditures to cash interest expense	1.3	x
Ratio of total debt to Adjusted EBITDA	7.6	x

(1)
Represents the unaudited 5 weeks ended December 28, 2003.

(2)
Represents the unaudited 52 weeks ended December 26, 2004.

(3)
EBITDA, a measure used by management to measure operating performance, is defined as net earnings (loss) plus net interest expense, provision (benefit) for income taxes, and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments set forth below and permitted in calculating covenant compliance under the indentures governing the new senior notes and senior subordinated notes and the new senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Securities Exchange Act of 1934, as amended.

Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

  In addition, our pro forma Adjusted EBITDA should not be taken as representative of our future combined results of operations or financial position.

        The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to "Net earnings (loss)," the most directly comparable GAAP financial measure, for each of the periods indicated.

	Successor
				Pro Forma
(in thousands)	52 weeks ended December 26, 2004	Fiscal year ended December 25, 2005	Fiscal year ended December 31, 2006	Fiscal year ended December 31, 2006
Net earnings (loss)	$(92,320)	$(43,176)	$33,924	$(46,808)
Provision (benefit) for income taxes	9,632	(426)	26,098	32,146
Interest expense (net)	49,238	70,520	85,368	166,775
Depreciation and amortization	40,142	39,088	42,187	43,718

EBITDA	6,692	66,006	187,577	195,831

Aurora Adjusted EBITDA(a)	27,930	—	—	—
Armour EBITDA(b)	—	—	4,338	—
Inventory step-up flow-through(c)	31,311	—	4,760	4,760
Non-cash equity-related compensation charges(d)	7,400	—	3,315	3,315
Inventory write-offs(e)	10,743	1,604	—	—
Acquisition-related costs(f)	23,322	133	2,731	2,731
Intangible and other asset impairments(g)	20,470	74,881	5,480	5,480
Plant consolidation (Omaha and Erie)(h)	5,584	7,154	1,309	1,309
Executive severance costs(i)	—	1,780	—	—
Sponsor advisory fees(j)	1,000	—	750	2,500
Other, net(k)	769	221	—	—
Annualized cost savings from plant closures and other manufacturing efficiency improvements(l)				10,900
Annualized cost savings from warehouse closures and other distribution efficiency improvements(m)				6,000
Seafood plant transition(n)				2,400
Costs of former management compensation(o)				1,320
Anticipated Blackstone Procurement Program cost savings(p)				3,500

Adjusted EBITDA	$135,221	$151,779	$210,260	$240,046

  (a)
  Represents the Adjusted EBITDA of Aurora for the period from January 1, 2004 through March 18, 2004, the day before the completion of our acquisition of Aurora. The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA of Aurora for such period to "Net earnings (loss)":

Aurora
(in thousands)	January 1, 2004 – March 18, 2004
Net earnings (loss)	$186,777
Provision (benefit) for income taxes	3,200
Interest expense (net)	19,216
Depreciation and amortization	6,954

EBITDA	216,147

Aurora acquisition costs	15,575
Restructuring costs	5,571
Non-cash charges	2,345
Gain on restructuring of debt	(211,708)

Adjusted EBITDA	$27,930

  The Aurora acquisition costs include (i) $10.3 million of change of control payments to executives, employee bonus and retention expenses and related expenses incurred by Aurora in connection with the Aurora acquisition, (ii) $2.9 million of advisory fees in connection with the Aurora acquisition and (iii) $1.9 million in cash payments to the landlord of Aurora's St. Louis office in connection with the rejection of the lease as part of the Aurora financial restructuring. Restructuring costs consist of financial and administrative costs relating to the Aurora restructuring. Non-cash charges include (i) $1.4 million of write-offs of unamortized leasehold improvements on premises subject to capital leases rejected in the Aurora financial restructuring, (ii) $0.7 million of write-offs of obsolete inventory and (iii) $0.2 million of other charges. The gain on restructuring of debt primarily represents the gain recorded by Aurora equal to the difference between the value of the equity in Crunch Holdings LLC, the parent of Crunch Holding Corp., received by the former Aurora bondholders and the book value of the bonds held by them.

  (b)
  Represents the EBITDA of the Armour business for the period from January 1, 2006 through February 28, 2006, the day before the completion of our acquisition of the Armour Business. The column labeled "Pro Forma—Fiscal year ended December 31, 2006" does not present an amount for this adjustment because the EBITDA of Armour for the period from January 1, 2006 through February 28, 2006, including pro forma adjustments related to the purchase price and related financing of the acquisitions of the Armour Business, is included in pro forma EBITDA of the Company set forth in such column.

  (c)
  Represents the increase in the value of acquired inventories due to the application of purchase accounting. For the 52 weeks ended December 26, 2004, the amount represents the sum of $18.1 million and $13.2 million relating to the step-up of acquired inventories to fair value as a result of the acquisition of our company on November 25, 2003 and the Aurora acquisition, respectively. For the historical and pro forma fiscal year ended December 31, 2006, the amount consists of the step-up of acquired inventories of the Armour business as of March 1, 2006. See note 3 to our audited consolidated financial statements.

  (d)
  For 2004, the amount represents the estimated fair value of equity-related interests issued to CDM Investor Group LLC, one of our former equity Sponsors. See note 6 to our audited consolidated financial statements. For the historical and pro forma fiscal year 2006, represents the sum of (i) $1.4 million relating to equity-related interests issued to CDM Investor Group LLC, as reported in note 3 to our audited consolidated financial statements, and (ii) $1.9 million relating to employee stock options for fiscal 2006 in accordance with SFAS No. 123(R), adopted at the beginning of fiscal 2006, as described in note 5 to our audited consolidated financial statements.

  (e)
  Represents write-offs of obsolete inventories of Aurora. See note 3 to our audited consolidated financial statements.

  (f)
  For 2004, the amount relates to acquisition-related costs in connection with the Aurora acquisition and includes:

  •
  $11.5 million relating to excess distribution costs incurred in connection with warehouse consolidations following the acquisition;

  •
  $4.6 million relating to fines, product returns and other costs incurred by us to resolve issues relating to underweight seafood products produced by Aurora prior to the acquisition or produced using processes in place at the time of the acquisition prior to modification by the Company;

  •
  $3.8 million relating to employee recruiting and relocation expenses following the acquisition; and

  •
  $3.2 million relating to costs incurred to redesign product packaging following the acquisition.

  For 2005, the amount represents expenses of the Crunch Equity Voting Trust (the former Aurora bondholders) payable by the Company.

  For the historical and pro forma fiscal year 2006, the amount relates principally to costs in connection with the Armour acquisition and represents the sum of:

  •
  $1.3 million of unabsorbed manufacturing overhead related to reductions of Armour finished product inventories following the acquisition;

  •
  $0.7 million of costs incurred under a transition services agreement in excess of management's estimate of the internal costs to provide such services;

  •
  $0.4 million of expenses of the Crunch Equity Voting Trust payable by Company principally as a result of the Armour acquisition; and

  •
  $0.3 million in excess costs from shipping inventory between the seller's warehouses and the Company's warehouses as a result of the acquisition.

  (g)
  For 2004, the amount represents the sum of impairment charges of (i) $4.8 million related to the write-down of goodwill, amortizable intangibles and fixed assets associated with the discontinuation of the Chef's Choice trade name, (ii) $1.3 million related to the write-down of the Avalon Bay tradename, (iii) $2.7 million related to goodwill of our bagel reporting unit, (iv) $1.6 million related to the write-down of goodwill in our frozen dinner reporting unit and (v) $10.0 million related to the write-down of the Omaha, Nebraska plant assets.

  For 2005, the amount represents the sum of impairment charges of (i) $44.9 million related to the write-down of goodwill of the frozen seafood reporting unit, (ii) $18.1 million relating to the write-down of tradenames of the frozen seafood reporting unit, (iii) $9.9 million related to the write-down of goodwill of the pizza reporting unit, (iv) $1.1 million related to the write-down of Lender's tradename and (v) $0.9 million related to the write-down of a bagel production line at the Mattoon, Illinois plant.

  For the historical and pro forma fiscal year the amount represents the sum of (i) an impairment charge of $2.7 million related to the Aunt Jemima tradename, (ii) $2.5 million related to a further write-down of the Omaha plant assets and (iii) $0.3 million related to a write-down of the Erie, Pennsylvania plant assets.

  (h)
  Represents costs relating to the closure of our Omaha, Nebraska and Erie, Pennsylvania production facilities and the relocation of production to our Fayetteville, Arkansas and Jackson, Tennessee production facilities. For 2004, the amount represents the sum of (i) $4.4 million recorded in the 36 weeks ended July 31, 2004 and (ii) $1.2 million recorded in the transition year, in each case relating to the Omaha plant. For 2005, the amount represents the sum of (i) $1.3 million related to the Omaha plant and (ii) $5.8 million related to the Erie plant. For the historical and pro forma fiscal year 2006, the amount represents the sum of (i) $0.2 million related to the Omaha plant and (ii) $1.1 million related to the Erie plant.

  (i)
  Represents severance payments relating to the termination of two senior executives.

  (j)
  Represents management/advisory fees paid to our former equity sponsors. Sponsors for the 52 weeks ended December 26, 2004 and the fiscal year ended December 31, 2006, and to Blackstone for the pro forma fiscal year ended December 31, 2006.

  (k)
  For 2004, represents an accrual for retention payments of $1.4 million in connection with the the acquisition of our company in 2003, partially offset by a gain of $0.7 million relating to a reduction in benefits under a post-retirement benefit plan. For 2005, represents non-cash charges of $0.4 million relating to mark-to-market losses on natural gas and foreign exchange hedges, partially offset by $0.1 million of other items.

  (l)
  Annualized cost of products manufactured savings include overhead reductions related to the plant closures and structural changes, productivity improvements from capital investments, energy conservation programs, and maintenance, repair and operations savings from consolidated purchasing. These cost savings are measured by applying the improvements in our second half 2006 cost of products manufactured due to implemented manufacturing efficiency initiatives to our first half 2006 results.

  (m)
  Annualized freight and storage cost savings include warehouse closures and consolidations, renegotiated warehouse contracts and pallet arrangements, increased truckload weights and other shipment efficiencies, the impact of lower inventory levels and renegotiated lane rates with major freight providers. These cost savings are measured by applying the improvements in our second half 2006 freight and storage costs due to implemented distribution efficiencies to our first half 2006 results.

  (n)
  Represents a portion of the lost earnings for the Lenten season due to the transfer of our frozen prepared seafood production from Erie, Pennsylvania to Jackson, Tennessee and the concurrent introduction of new packaging processes. Due to the timing of the transition, we were unable to sell products during Lent, a peak selling period for seafood, in early 2006.

  (o)
  Represents an additional (non-contractual) reduction in administrative expenses as a result of the termination of our former chairman's employment upon closing of the Transactions.

  (p)
  Represents cost savings anticipated as a result of our participation in the Blackstone Procurement Program following the consummation of the Transactions. The program leverages the combined purchasing power of Blackstone portfolio companies to achieve purchasing efficiencies that may not be available to us as a stand-alone company. We anticipate cost reductions in the identified areas of insurance, medical, telecommunications, utilities, IT management, travel and other related services.

(4)
Cash interest expense represents total interest expense less amortization of deferred financing costs.

Business Drivers and Measures

        In operating our business and monitoring its performance, we pay attention to trends in the food manufacturing industry and a number of performance measures and operational factors. This discussion includes forward-looking statements that are based on our current expectations.

  Industry Factors

        Our industry is characterized by the following general trends, as described in more detail in "Industry":

  •
  Industry Growth. Growth in our industry is driven primarily by population and modest product sale price increases. Incremental growth is principally driven by product, packaging and process innovation.

  •
  Competition. The food products business is competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service and the ability to identify and satisfy emerging consumer preferences. In order to maintain and grow our business, we must be able to react to these competitive pressures.

  •
  Consumer Tastes and Trends. Consumer trends, such as changing health trends and focus on convenience and products tailored for busy lifestyles, present both opportunities and challenges for our business. In order to maintain and grow our business, we must react to these trends by offering products that respond to evolving consumer needs.

  •
  Customer Consolidation. In recent years, our industry had been characterized by consolidation in the retail grocery and food service industries, with mass merchandisers gaining market share. This trend could increase customer concentration within the industry.

  Revenue Factors

        Our net sales are driven principally by the following factors:

  •
  Shipments, which change as a function of changes in volume and, to a lesser degree, changes in price; and

  •
  the costs that we deduct from shipments to reach net sales, which consist of:

  •
  Consumer coupon redemption expenses, are costs from the redemption of coupons we circulate as part of our marketing efforts.

  •
  Trade marketing expenses, which include the cost of temporary price reductions ("on sale" prices), promotional displays and advertising space in store circulars.

  •
  Slotting expenses, which are the costs of having certain retailers stock a new product, including amounts retailers charge for updating their warehousing systems, allocating shelf space and in-store systems set-up, among other things.

  Cost Factors

        Our important costs include the following:

  •
  Raw materials, such as sugar, cucumbers, flour, poultry and seafood, among others, are available from numerous independent suppliers but are subject to price fluctuations due to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions and insects, among others.

  •
  Packaging costs. Our broad array of products entails significant costs for packaging and is subject to fluctuations in the price of corrugated fiberboard, aluminum, glass and resin.

  •
  Freight and distribution. We use a combination of common carriers and inter-modal rail to transport our products from our manufacturing facilities to distribution centers and to deliver products to retailers from those centers. Our freight and distribution costs are influenced by fuel costs.

  •
  Advertising and other marketing expenses. We record expenses related to advertising and other consumer and trade-oriented marketing programs under "Marketing and selling expenses" in our consolidated financial statements. We expect our consumer advertising and marketing expenses to increase significantly in fiscal 2007 compared to fiscal 2006 as we implement our strategy of slowly shifting a portion of trade support spending to consumer advertising and marketing.

  Working Capital

        Our working capital is primarily driven by accounts receivable and inventories, which fluctuate throughout the year due to seasonality in both sales and production. We will continue to focus on reducing our working capital requirements while simultaneously maintaining our customer service levels and production needs. We have historically relied on internally generated cash flows to satisfy our working capital requirements.

  Other Factors

        Other factors that have influenced our results of operations and may do so in the future include:

  •
  Interest Expense. As a result of the Transactions, we will have significant indebtedness. Although we expect to reduce our leverage over time, we expect interest expense to continue to be a significant component of our expenses.

  •
  Cash Taxes. We have significant tax-deductible intangibles and federal net operating losses, which we believe will result in minimal cash taxes in the next several years. We expect to continue to record non-cash provisions for deferred income taxes in the future.

  •
  Acquisitions and consolidations. We believe we have the expertise to identify and integrate value-enhancing acquisitions to further grow our business. In recent years we have successfully integrated acquisitions. We have, however, incurred significant costs in connection with integrating these businesses and streamlining our operations.

  •
  Impairment of Goodwill and Long-Lived Assets. We test our goodwill and intangible assets annually for impairment and have recorded impairment charges in recent years.

Our Products

        The following table presents a summary of our pro forma net sales by product line:

Business segments	Product lines	Major brands	Pro forma net sales	Share of pro forma net retail sales (%)
			(in millions)
Dry foods:
	Baking mixes and frostings	Duncan Hines	$248.3	16.9%
	Pickles, peppers and relish	Vlasic	195.4	13.3%
	Syrups and pancake mixes	Mrs. Butterworth's	98.6	6.7%
		Log Cabin
	Canned meat	Armour	135.9	9.2%
	Barbecue sauce	Open Pit	11.9	0.8%
	Private label		88.1	6.0%
	Foodservice		49.5	3.4%

		Total dry foods	$827.5	56.2%

Frozen foods:
	Frozen dinners	Hungry-Man	$172.1	11.7%
		Swanson	75.5	5.1%
	Frozen prepared seafood	Van de Kamp's	72.2	4.9%
		Mrs. Paul's
	Frozen breakfast	Aunt Jemima	102.2	6.9%
	Bagels	Lender's	60.4	4.1%
	Pizza-for-one	Celeste	43.7	3.0%
	Foodservice		82.9	5.6%
	Private label		35.8	2.4%

		Total frozen foods	$644.7	43.8%

		Total net sales	$1,472.2	100.0%

Liquidity After the Transactions

        Management expects our cash flows from operations, combined with availability under our new revolving credit facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months.

        After completing the Transactions, we will be highly leveraged. On a pro forma basis as of December 31, 2006, our total indebtedness would have been $1,825.2 million. We also would have had an additional $115 million available for borrowing under our revolving credit facility (after giving effect to approximately $10 million of outstanding letters of credit). Our liquidity requirements will be significant, primarily due to debt service requirements.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FOODS GROUP INC.
By:	/s/ N. MICHAEL DION
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

Date: March 12, 2007

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"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
Our Company
Strategy
The Transactions
Sources and Uses
Risk Factors
Unaudited Pro Forma Condensed Consolidated Financial Information
Pinnacle Foods Finance LLC
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2006 (in thousands)
Pinnacle Foods Finance LLC
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (in thousands)
Pinnacle Foods Finance LLC
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2006 (in thousands)
Pinnacle Foods Finance LLC
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (in thousands)
Historical and Pro Forma EBITDA
Business Drivers and Measures
Our Products
Liquidity After the Transactions
SIGNATURES